Exhibit 99.1

NEWS RELEASE

Ocean Power Technologies Welcomes Kristine S. Moore as its Newest Member of its Board of Directors

Ms. Moore possesses extensive experience in the oil and gas markets

MONROE TOWNSHIP, N.J., September 11, 2018 (GLOBE NEWSWIRE) – Ocean Power Technologies (Nasdaq: OPTT), a leader in innovative and cost-effective ocean energy solutions today announced that Kristine S. Moore was elected to the Board of Directors effective September 10, 2018.

Ms. Moore brings over 25 years of international senior executive experience and a wealth of commercial, technical and transformational expertise to Ocean Power Technology.

Having served in global leadership roles with Royal Dutch Shell and IBM, Ms. Moore gained in-depth experience in the energy, technology and industrial sectors, with emphasis in Integrated Oil & Gas. Leveraging a background spanning sales and marketing, supply chain management, business development, deal making, and partnerships, she has a track record of developing forward-thinking corporate strategies that deliver far-reaching results. Her operational experience extends across established and emerging markets in the Americas, Europe, Africa and Southeast Asia.

Terence J. Cryan, Chairman of the Board of OPT, commented, “We are excited to welcome Kristine Moore to our Board of Directors. The Board was very deliberate in this search process to locate a candidate with the depth and breadth of experience needed to round out the credentials, skillset, and experiences of the Board members. We will benefit from Kristine’s strong leadership skills and considerable business experiences, including specific expertise in offshore Oil & Gas, which expands our Board’s collective capabilities. We look forward to working closely with Kristine, who will be highly valuable to our company and its strategic direction going forward.”

About Ocean Power Technologies

Headquartered in New Jersey, Ocean Power Technologies aspires to transform the world through durable, innovative and cost-effective ocean energy solutions. Our PB3 PowerBuoy™ uses ocean waves to provide clean, reliable and persistent electric power and real-time communications for remote offshore applications in markets such as oil and gas, defense, security, science and research, and communications. To learn more, visit www.oceanpowertechnologies.com.

Forward-Looking Statements

This release may contain “forward-looking statements” that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Investor Relations Contact:

Steve Calk or Jackie Marcus

Alpha IR Group

Phone 312 445-2870

Email: OPTT@alpha-ir.com